Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated February 24, 2006 relating to the financial statements of Serefex Corporation in the Registration Statement on Form SB-2 dated July 25, 2006, and Prospectus, and to the reference to our firm as ‘Experts in Accounting’.

/s/ Bongiovanni & Associates, CPA’s

Bongiovanni & Associates, CPA’s
Cornelius, North Carolina
July 25, 2006